Exhibit D(83)

AMENDMENT ONE

DATED APRIL 1, 2023 TO

INVESTMENT SUBADVISORY AGREEMENT

for the MassMutual Small Company Value Fund

WHEREAS, MML Investment Advisers, LLC ("MML Advisers") and AllianceBernstein L.P. (the "Subadviser") entered into an Investment Subadvisory Agreement (the "Agreement"), effective as of November 13, 2019, relating to the MassMutual Select Small Company Value Fund (now known as the MassMutual Small Company Value Fund) (the "Fund"); and

WHEREAS, MML Advisers and the Subadviser desire to amend the compensation of the Subadviser as described in the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [      ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		ALLIANCEBERNSTEIN L.P.

By:	/s/ Douglas Steele	By:	/s/ Matthew S. White
Name:	Douglas Steele	Name:	Matthew S. White
Title:	Vice President	Title:	Assistant Secretary

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS

on behalf of the MassMutual Small Company Value Fund

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer